                                                                    Exhibit 12.1

                             School Specialty, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)


                                                             Nine Months Ended                      Fiscal Year (1)
                                                                                 ---------------------------------------------------
                                                             January 25, 2003       2002      2001      2000       1999      1998
                                                           --------------------     ----      ----      ----       ----      ----
Earnings
--------
 Income before income taxes                                $             74,135  $ 36,300   $ 21,006  $ 33,635  $ 17,615   $ 10,719
 Plus:
   Fixed charges                                                         15,478    20,052     18,941    15,003    14,084      6,522
   Amortization of capitalized interest                                      36        28          -         -         -          -
 Less interest capitalized during  period                                     -       240          -         -         -          -
                                                           --------------------  ---------------------------------------------------
                                                           $             89,649  $ 56,140   $ 39,947  $ 48,638  $ 31,699   $ 17,241
                                                           ====================  ===================================================

Fixed Charges
-------------
 Interest (expensed or capititalized)                      $             12,232  $ 15,964   $ 16,393  $ 12,767  $ 12,267   $  5,505
 Estimated portion of rent expense representative
  of interest                                                             2,060     2,519      1,958     1,661     1,349      1,017
 Amortization of deferred financing fees                                  1,186     1,569        590       575       468          -
                                                           --------------------  ---------------------------------------------------
                                                           $             15,478  $ 20,052   $ 18,941  $ 15,003  $ 14,084   $  6,522
                                                           ====================  ===================================================

Ratio of earnings to fixed charges                                          5.8       2.8        2.1       3.2       2.3        2.6
                                                           ====================  ===================================================


(1) All fiscal years presented were 52 weeks, except for fiscal 2000, which had 53 weeks.